Exhibit (d)(iii)

FIRST AMENDMENT TO
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (this “Amendment”) is made and entered into effective as of February 13, 2017, by and between Leuthold Funds, Inc., a Maryland corporation (the “Company”), on behalf of its investment series the Leuthold Global Fund (the “Fund”), and The Leuthold Group, LLC d/b/a Leuthold Weeden Capital Management (the “Adviser”).

RECITALS

WHEREAS, the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company;

WHEREAS, the Company and the Adviser previously entered into an Amended and Restated Investment Advisory Agreement, dated as of November 14, 2011, pursuant to which the Company retained the Adviser as the investment adviser to the Fund (the “Advisory Agreement”);

WHEREAS, the Adviser agreed to reduce the annual investment advisory fee for the Fund from 1.10% to 0.90% effective as of February 13, 2017; and

WHEREAS, the parties now desire to amend the Advisory Agreement to reflect the reduction in the annual investment advisory fee for the Fund.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Company on behalf of the Fund and the Adviser do mutually promise and agree as follows:

1.                  Section 4 of the Advisory Agreement is hereby replaced in its entirety with the following:

4.                  Compensation of the Adviser. For the services to be rendered by the Adviser hereunder, the Company, through and on behalf of the Fund, shall pay to the Adviser an advisory fee, paid monthly, based on the average net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The advisory fee shall be 1/12 of 0.90% (0.90% per annum) on the average daily net assets of the Fund. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net asset value of the business days during which it is so in effect.

2.                  Except as herein modified or amended, the terms and conditions of the Advisory Agreement shall remain unchanged and in full force and effect.

(Signature page follows.)

1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day first above written.

THE LEUTHOLD GROUP, LLC (d/b/a LEUTHOLD WEEDEN CAPITAL MANAGEMENT)
(the “Adviser”)

By:	/s/ John C. Mueller
President

LEUTHOLD FUNDS, INC.
(the “Company”)

By:	/s/ John C. Mueller
President